CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use in this Registration Statement on Form SB-2 of our report dated April 28, 2004, relating to the combined financial statements of J. Holder, Inc., VOM, LLC and Velocity Investments, LLC as of December 31, 2003 and to the reference to our Firm under the caption "Experts" in the Prospectus.


/s/ COWAN, GUNTESKI & CO., P.A.

Cowan, Gunteski & Co., P.A.

Toms River, New Jersey
January 14, 2005